Exhibit 99.1

C.H. Robinson Worldwide, Inc.

14701 Charlson Road

Eden Prairie, Minnesota 55347

Andrew Clarke, Chief Financial Officer (952) 683-3474

Tim Gagnon, Director, Investor Relations (952) 683-5007

FOR IMMEDIATE RELEASE

C.H. ROBINSON REPORTS FOURTH QUARTER RESULTS

MINNEAPOLIS, February 2, 2016 – C.H. Robinson Worldwide, Inc. (“C.H. Robinson”) (NASDAQ: CHRW), today reported financial results for the quarter ended December 31, 2015. Summarized financial results are as follows (dollars in thousands, except per share data):

	Three months ended December 31,			Twelve months ended December 31,
	2015	2014	% change	2015	2014	% change

Total revenues	$3,210,853	$3,357,202	-4.4%	$13,476,084	$13,470,067	0.0%

Net revenues:
Transportation
Truckload (1)	$338,892	$298,721	13.4%	$1,316,533	$1,190,372	10.6%
LTL	89,622	63,402	41.4%	360,706	258,884	39.3%
Intermodal	8,835	10,235	-13.7%	41,054	40,631	1.0%
Ocean	56,065	56,944	-1.5%	223,643	208,422	7.3%
Air	18,613	19,404	-4.1%	79,096	79,125	0.0%
Customs	10,681	10,824	-1.3%	43,929	41,575	5.7%
Other logistics services	21,217	18,281	16.1%	82,548	73,097	12.9%

Total transportation	543,925	477,811	13.8%	2,147,509	1,892,106	13.5%
Sourcing	26,852	24,005	11.9%	120,971	115,546	4.7%

Total net revenues	570,777	501,816	13.7%	2,268,480	2,007,652	13.0%

Operating expenses	356,198	314,088	13.4%	1,410,170	1,259,234	12.0%

Operating income	214,579	187,728	14.3%	858,310	748,418	14.7%
Net income	$126,583	$112,947	12.1%	$509,699	$449,711	13.3%

Diluted EPS	$0.88	$0.77	14.3%	$3.51	$3.05	15.1%

(1)	Includes Payment Services revenues which were previously reported separately.

“Our team delivered great results in the fourth quarter and the full year in 2015,” said John Wiehoff, CEO and Chairman. “The growth in net revenue, net income and earnings per share represent the effectiveness of our network and the positive outcomes we are delivering for customers.”

Our truckload net revenues increased 13.4 percent in the fourth quarter of 2015 compared to the fourth quarter of 2014. Organic truckload net revenues increased approximately ten percent in the fourth quarter of 2015 compared to the fourth quarter of 2014. Our acquisition of Freightquote.com (“Freightquote”) on January 1, 2015 contributed approximately 3.5 percentage points to our truckload net revenue growth in the fourth quarter of 2015. Our North American truckload volumes increased approximately five percent in the fourth quarter of 2015 compared to the same period of 2014. North American truckload volumes, excluding Freightquote,

(more)

C.H. Robinson Worldwide, Inc.

February 2, 2016

increased approximately two percent in the fourth quarter of 2015 compared to the fourth quarter of 2014. Our truckload net revenue margin increased in the fourth quarter of 2015 compared to the fourth quarter of 2014, due primarily to lower transportation costs, including fuel. In North America, excluding the estimated impacts of the reduction in fuel costs, our average truckload rate per mile charged to our customers decreased approximately three percent in the fourth quarter of 2015 compared to the fourth quarter of 2014. In North America, our truckload transportation costs decreased approximately five percent, excluding the estimated impacts of the reduction in fuel costs.

Our less-than-truckload (“LTL”) net revenues increased 41.4 percent in the fourth quarter of 2015 compared to the fourth quarter of 2014. Freightquote contributed approximately 32 percentage points to our LTL net revenue growth in the fourth quarter of 2015. LTL volumes increased approximately 36 percent in the fourth quarter of 2015 compared to the fourth quarter of 2014. Organic LTL volume increased approximately 17 percent in the fourth quarter of 2015 compared to the fourth quarter of 2014. Net revenue margin increased in the fourth quarter of 2015 compared to the fourth quarter of 2014. This was primarily the result of a change in our freight mix with more small customers from the higher margin Freightquote business.

Our intermodal net revenues decreased 13.7 percent in the fourth quarter of 2015 compared to the fourth quarter of 2014, notwithstanding the increase in intermodal net revenues attributed to Freightquote. Conversion to truckload from intermodal negatively impacted intermodal volumes and net revenues in the fourth quarter of 2015.

Our ocean transportation net revenues decreased 1.5 percent in the fourth quarter of 2015 compared to the fourth quarter of 2014. The decrease in net revenues was primarily due to lower rates charged to our customers, offset partially by decreased costs and higher volumes.

Our air transportation net revenues decreased 4.1 percent in the fourth quarter of 2015 compared to the fourth quarter of 2014. The decrease was due to lower rates charged to our customers, partially offset by increased net revenue margin.

Our customs net revenues decreased 1.3 percent in the fourth quarter of 2015 compared to the fourth quarter of 2014. The decrease was due to lower rates, partially offset by higher volume.

Our other logistics services revenues, which includes managed services, warehousing, and small parcel, increased 16.1 percent in the fourth quarter of 2015 compared to the fourth quarter of 2014 primarily from volume growth in managed services. Freightquote contributed approximately two percentage points to our other logistics services net revenue growth in the fourth quarter of 2015.

Sourcing net revenues increased 11.9 percent in the fourth quarter of 2015 compared to the fourth quarter of 2014. This increase was primarily due to an increase in net revenue per case and a case volume increase of 4.5 percent across a variety of commodities and services.

For the fourth quarter, operating expenses increased 13.4 percent to $356.2 million in 2015 from $314.1 million in 2014. Operating expenses as a percentage of net revenues decreased to 62.4 percent in the fourth quarter of 2015 from 62.6 percent in the fourth quarter of 2014.

For the fourth quarter, personnel expenses increased 14.1 percent to $268.2 million in 2015 from $235.1 million in 2014. This was primarily due to an average headcount increase of 14.1 percent compared to the fourth quarter of 2014. Our acquisition of Freightquote contributed approximately nine percentage points of the growth in average headcount during the fourth quarter of 2015.

(more)

C.H. Robinson Worldwide, Inc.

February 2, 2016

For the fourth quarter, other selling, general, and administrative expenses increased 11.4 percent to $88.0 million in 2015 from $79.0 million in 2014. This increase was primarily due to our acquisition of Freightquote including amortization expense of approximately $1.9 million, and an increase in travel expenses.

Interest and other expense increased during the fourth quarter of 2015 by $7.1 million. During the fourth quarter, we wrote off an indemnification asset related to the acquisition of Phoenix International Freight Services, Ltd., as the indemnifications expired. The impact of this write off was partially offset within the provision for income taxes by related tax liabilities that expired under applicable statute of limitations. These items decreased earnings per share by $0.02 in the fourth quarter.

About C.H. Robinson

Founded in 1905, C.H. Robinson Worldwide, Inc. is one of the largest non-asset based fourth party logistics companies in the world. C.H. Robinson is a global provider of multimodal transportation services and logistics solutions, currently serving over 110,000 active customers through a network of offices in North America, South America, Europe, and Asia. C.H. Robinson maintains one of the largest networks of motor carrier capacity in North America and works with approximately 68,000 transportation providers worldwide.

Except for the historical information contained herein, the matters set forth in this release are forward-looking statements that represent our expectations, beliefs, intentions or strategies concerning future events. These forward-looking statements are subject to certain risks and uncertainties that could cause actual results to differ materially from our historical experience or our present expectations, including, but not limited to such factors as changes in economic conditions, including uncertain consumer demand; changes in market demand and pressures on the pricing for our services; competition and growth rates within the fourth party logistics industry; freight levels and increasing costs and availability of truck capacity or alternative means of transporting freight, and changes in relationships with existing truck, rail, ocean and air carriers; changes in our customer base due to possible consolidation among our customers; our ability to integrate the operations of acquired companies with our historic operations successfully; risks associated with litigation and insurance coverage; risks associated with operations outside of the U.S.; risks associated with the potential impacts of changes in government regulations; risks associated with the produce industry, including food safety and contamination issues; fuel prices and availability; the impact of war on the economy; and other risks and uncertainties detailed in our Annual and Quarterly Reports.

Any forward-looking statement speaks only as of the date on which such statement is made, and we undertake no obligation to update such statement to reflect events or circumstances arising after such date. All remarks made during our financial results conference call will be current at the time of the call and we undertake no obligation to update the replay.

(more)

C.H. Robinson Worldwide, Inc.

February 2, 2016

Conference Call Information:

C.H. Robinson Worldwide Fourth Quarter 2015 Earnings Conference Call

Wednesday, February 3, 2016, 8:30 a.m. Eastern Time

The call will be limited to 60 minutes, including questions and answers. We invite call participants to submit questions in advance of the conference call and we will respond to as many of the questions as we can in the time allowed. To submit your question(s) in advance of the call, please email tim.gagnon@chrobinson.com.

Presentation slides and a simultaneous live audio webcast of the conference call may be accessed through the Investor Relations link on C.H. Robinson’s website at www.chrobinson.com.

To participate in the conference call by telephone, please call ten minutes early by dialing: 800-723-6751

International callers dial +1-785-830-7980

Callers should reference the conference ID, which is 4722702

Webcast replay available through Investor Relations link at www.chrobinson.com

Telephone audio replay available until 11:30 a.m. Eastern Time on February 10, 2016: 888-203-1112;

passcode: 4722702#

International callers dial +1-719-457-0820

(more)

C.H. Robinson Worldwide, Inc.

February 2, 2016

CONDENSED CONSOLIDATED STATEMENTS OF INCOME

(unaudited, in thousands, except per share data)

	Three months ended December 31,		Twelve months ended December 31,
	2015	2014	2015	2014

Revenues:
Transportation (1)	$2,867,301	$3,014,251	$11,989,780	$11,936,512
Sourcing	343,552	342,951	1,486,304	1,533,555

Total revenues	3,210,853	3,357,202	13,476,084	13,470,067

Costs and expenses:
Purchased transportation and related services (1)	2,323,376	2,536,440	9,842,271	10,044,406
Purchased products sourced for resale	316,700	318,946	1,365,333	1,418,009
Personnel expenses	268,190	235,117	1,051,410	939,021
Other selling, general, and administrative expenses	88,008	78,971	358,760	320,213

Total costs and expenses	2,996,274	3,169,474	12,617,774	12,721,649

Income from operations	214,579	187,728	858,310	748,418

Interest and other expense	(13,471)	(6,400)	(35,529)	(24,987)

Income before provision for income taxes	201,108	181,328	822,781	723,431
Provisions for income taxes	74,525	68,381	313,082	273,720

Net income	$126,583	$112,947	$509,699	$449,711

Net income per share (basic)	$0.88	$0.77	$3.52	$3.06
Net income per share (diluted)	$0.88	$0.77	$3.51	$3.05

Weighted average shares outstanding (basic)	143,484	145,856	144,967	147,202
Weighted average shares outstanding (diluted)	144,144	146,650	145,349	147,542

(1)	Includes Payment Services revenues and related costs which were previously reported separately.

(more)

C.H. Robinson Worldwide, Inc.

February 2, 2016

CONDENSED CONSOLIDATED BALANCE SHEETS

(unaudited, in thousands)

	December 31, 2015	December 31, 2014
Assets
Current assets:
Cash and cash equivalents	$168,229	$128,940
Restricted cash	—	359,388
Receivables, net	1,505,620	1,571,591
Other current assets	56,849	45,540

Total current assets	1,730,698	2,105,459

Property and equipment, net	190,874	152,471
Intangible and other assets	1,262,786	956,408

Total assets	$3,184,358	$3,214,338

Liabilities and stockholders’ investment
Current liabilities:
Accounts payable and outstanding checks	$783,883	$795,255
Accrued compensation	146,666	125,624
Accrued income taxes	12,573	4,616
Other accrued expenses	55,475	45,365
Current portion of debt	450,000	605,000

Total current liabilities	1,448,597	1,575,860

Noncurrent income taxes payable	19,634	24,279
Deferred tax liabilities	78,105	66,961
Long-term debt	500,000	500,000
Other long term liabilities	217	223

Total liabilities	2,046,553	2,167,323

Total stockholders’ investment	1,137,805	1,047,015

Total liabilities and stockholders’ investment	$3,184,358	$3,214,338

(more)

C.H. Robinson Worldwide, Inc.

February 2, 2016

CONDENSED CONSOLIDATED STATEMENT OF CASH FLOWS

(unaudited, in thousands, except operational data)

	Twelve months ended December 31,
	2015	2014
Operating activities:
Net income	$509,699	$449,711
Stock-based compensation	57,661	47,861
Depreciation and amortization	66,409	57,009
Provision for doubtful accounts	11,538	15,092
Deferred income taxes	(17,095)	(3,117)
Other	7,409	(1,138)
Changes in operating elements, net of acquisitions:
Receivables	107,560	(137,102)
Prepaid expenses and other	(228)	6,294
Other non-current assets	741	380
Accounts payable and outstanding checks	(53,272)	40,251
Accrued compensation and profit-sharing contribution	18,580	40,236
Accrued income taxes	5,178	(4,370)
Other accrued liabilities	4,156	2,319

Net cash provided by operating activities	718,336	513,426

Investing activities:
Purchases of property and equipment	(28,115)	(22,364)
Purchases and development of software	(16,527)	(7,138)
Restricted cash	359,388	(359,388)
Acquisitions, net of cash	(369,833)	—
Other	641	(6)

Net cash used for investing activities	(54,446)	(388,896)

Financing activities:
Borrowings on line of credit	6,833,000	4,823,000
Repayments on line of credit	(6,988,000)	(4,593,000)
Debt issuance costs	—	(1,484)
Net repurchases of common stock	(225,674)	(164,703)
Excess tax benefit on stock-based compensation	8,548	7,558
Cash dividends	(235,615)	(215,008)

Net cash used for financing activities	(607,741)	(143,637)
Effect of exchange rates on cash	(16,860)	(14,000)

Net change in cash and cash equivalents	39,289	(33,107)
Cash and cash equivalents, beginning of period	128,940	162,047

Cash and cash equivalents, end of period	$168,229	$128,940

	As of December 31,
	2015	2014
Operational Data:
Employees	13,159	11,521

###